EXHIBIT 99.1

FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2016 SECOND QUARTER OPERATING RESULTS

Milwaukee, Wisconsin – January 28, 2016 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal second quarter ended December 27, 2015.

Net sales for the Company’s second quarter ended December 27, 2015 were $102.5 million, compared to net sales of $102.0 million for the prior year quarter ended December 28, 2014.  Net income for the current year quarter was $3.4 million, compared to net income of $5.8 million in the prior year quarter.  Diluted earnings per share for the current year quarter were $0.93 compared to diluted earnings per share of $1.58 in the prior year quarter.

For the six months ended December 27, 2015, net sales were $199.0 million compared to net sales of $224.2 million during the prior year six month period. Net income during the current year six month period was $6.7 million compared to net income of $15.1 million during the prior year six month period. Diluted earnings per share were $1.83 for the current year six month period ended December 27, 2015 compared to diluted earnings per share of $4.13 for the prior year six month period ended December 28, 2014. The lower net sales and net income for the year to date period was anticipated and was primarily attributed to a $34 million decrease in incremental service parts sales to General Motors to support a recall campaign for service parts that were shipped during the prior year period, which incremental sales did not continue during the current year six month period ended December 27, 2015.

Net sales to each of our customers or customer groups in the current year quarter and prior year quarter were as follows (in millions):

	Three Months Ended
	December 27, 2015	December 28, 2014
Fiat Chrysler Automobiles	$31.8	$32.8
General Motors Company	20.7	23.7
Ford Motor Company	14.1	11.6
Tier 1 Customers	15.7	17.1
Commercial and Other OEM Customers	11.5	8.9
Hyundai / Kia	8.7	7.9
TOTAL	$102.5	$102.0

The sales to Fiat Chrysler Automobiles in the current year quarter decreased slightly due to lower customer vehicle production volume and content on components we supply. As previously mentioned, the decrease in sales to General Motors Company in the current year quarter was primarily attributed to incremental service parts sales of $6 million shipped in the prior year quarter, which incremental sales did not continue during the current year quarter ended December 27, 2015. Increased sales to Ford Motor Company in the current year quarter were attributed to increased product content on locksets and latches, in particular, the new F-150 pick-up truck.  Sales to Tier 1 Customers during the current year quarter decreased in comparison to the prior year quarter.  These customers primarily represent purchasers of vehicle access control products, such as latches, fobs, and driver controls, that we have developed in recent years to complement our historic core business of locks and keys.  The increase in sales to Hyundai / Kia in the current year quarter was principally due to higher levels of sales on the Kia Sedona minivan for which we supply components.

The gross profit margin was 18.2 percent in the current year quarter compared to 18.1 percent in the prior year quarter.  The gross profit margin in the current year quarter compared to the prior year quarter was positively impacted by a favorable Mexican Peso to U.S. Dollar exchange rate affecting our operations in Mexico, which impact was negatively offset by a less favorable product sales mix in the current year quarter.

Engineering, Selling and Administrative expenses as a percentage of net sales increased to 10.9 percent in the current year quarter from 10.3 percent in the prior year quarter. Overall, expenses were higher due to a $600,000 expense incurred with an outside third party on a new product development in our Driver Controls access product group during the current year quarter.

Included in “Other (Expense) Income, Net” in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

	December 27, 2015	December 28, 2014
Equity Earnings of VAST LLC Joint Venture	$345	$142
Equity Loss of STRATTEC Advanced Logic LLC Joint Venture	(367)	(263)
Foreign Currency Transaction Gain	364	1,635
Unrealized and Realized Loss on Peso Forward Contracts	(149)	-
Other	135	188
	$328	$1,702

Frank Krejci, President and CEO commented:  “We fully expected this fiscal year to be a challenging comparison to last year because of the unusually high incremental service part sales that leveraged both our people and asset utilization in the prior year period.  Current sales mix, along with expenses incurred associated with diversifying and growing our business, impacted profitability during the last two quarters.

I am very pleased to announce, in conjunction with our ADAC- STRATTEC LLC joint venture partner ADAC Automotive, we will be building a new production facility in Leon, Mexico. It is planned to be operational in early calendar year 2017. This facility will be used primarily to paint and assemble door handle products for supply to the growing Mexico automotive production market. Based on newly awarded customer business, we anticipate our current joint venture sales to double within the next two years.

Strategically, several automotive OEM’s are making significant investments in mid-Mexico including our current and potential future customer’s. We are excited and confident that building a door handle painting facility in Mexico will fuel our growth in sales and profitability in the future”.

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market our companies' products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 105 years.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customer product recall policies, foreign currency fluctuations, and costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014

Net Sales	$102,511	$101,990	$199,024	$224,232

Cost of Goods Sold	83,901	83,538	163,915	177,723

Gross Profit	18,610	18,452	35,109	46,509

Engineering, Selling &
Administrative Expenses	11,196	10,490	21,770	23,677

Income from Operations	7,414	7,962	13,339	22,832

Interest Income	8	43	15	65

Interest Expense	(23)	(11)	(44)	(22)

Other Income, Net	328	1,702	3	2,680

Income Before Provision for Income
Taxes and Non-Controlling Interest	7,727	9,696	13,313	25,555

Provision for Income Taxes	2,514	2,795	4,268	8,314

Net Income	5,213	6,901	9,045	17,241

Net Income Attributable
to Non-Controlling Interest	(1,810)	(1,123)	(2,369)	(2,163)

Net Income Attributable to
STRATTEC SECURITY
CORPORATION	$3,403	$5,778	$6,676	$15,078

Earnings Per Share:
Basic	$0.95	$1.62	$1.87	$4.25
Diluted	$0.93	$1.58	$1.83	$4.13

Average Basic
Shares Outstanding	3,563	3,518	3,553	3,507

Average Diluted
Shares Outstanding	3,624	3,612	3,621	3,603

Other
Capital Expenditures	$4,230	$9,992	$8,095	$16,955
Depreciation & Amortization	$2,679	$2,149	$5,075	$4,261

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	December 27, 2015	June 28, 2015
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$17,923	$25,695
Receivables, net	60,802	58,807
Inventories, net	45,220	34,786
Other current assets	19,507	18,873
Total Current Assets	143,452	138,161
Investment in Joint Ventures	15,464	15,326
Other Long Term Assets	11,269	10,816
Property, Plant and Equipment, Net	73,532	71,126
	$243,717	$235,429

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$35,136	$27,838
Other	32,602	36,897
Total Current Liabilities	67,738	64,735
Accrued Pension and Post Retirement Obligations	2,859	2,988
Borrowings Under Credit Facility	10,000	10,000
Deferred Income Taxes	4,581	4,595
Other Long-term Liabilities	764	710
Shareholders’ Equity	310,261	303,073
Accumulated Other Comprehensive Loss	(29,296)	(26,859)
Less: Treasury Stock	(135,890)	(135,902)
Total STRATTEC SECURITY
CORPORATION Shareholders’ Equity	145,075	140,312
Non-Controlling Interest	12,700	12,089
Total Shareholders’ Equity	157,775	152,401
	$243,717	$235,429

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
   (Unaudited)

	Second Quarter Ended		Six Months Ended
Cash Flows from Operating Activities:	December 27, 2015	December 28, 2014	December 27, 2015	December 28, 2014
Net Income	$5,213	$6,901	$9,045	$17,241
Adjustments to Reconcile Net Income to
Cash (Used In) Provided by Operating Activities:
Equity Loss (Earnings) in Joint Ventures	22	121	315	(69)
Depreciation and Amortization	2,679	2,149	5,075	4,261
Foreign Currency Transaction Gain	(364)	(1,635)	(1,321)	(2,421)
Unrealized (Gain) Loss on Peso Forward Contracts	(29)	-	867	-
Stock Based Compensation Expense	372	311	870	700
Change in Operating Assets/Liabilities	(8,649)	570	(11,631)	(2,185)
Other, net	(35)	32	-	157

Net Cash (Used In) Provided by Operating Activities	(791)	8,449	3,220	17,684

Cash Flows from Investing Activities:
Investment in Joint Ventures	(220)	(384)	(220)	(384)
Loan to Joint Venture	-	-	(150)	(215)
Additions to Property, Plant and Equipment	(4,230)	(9,992)	(8,095)	(16,955)
Net Cash Used in Investing Activities	(4,450)	(10,376)	(8,465)	(17,554)

Cash Flow from Financing Activities:
Borrowings on Line of Credit Facility	4,500	-	5,500	1,500
Payments on Line of Credit Facility	(1,000)	(500)	(5,500)	(500)
Dividends Paid to Non-Controlling Interest
of Subsidiary	-	-	(1,568)	(882)
Dividends Paid	(466)	(427)	(932)	(854)
Exercise of Stock Options and
Employee Stock Purchases	101	274	584	714

Net Cash Provided by (Used in) Financing	3,135	(653)	(1,916)	(22)

Effect of Foreign Currency Fluctuations on Cash	62	(122)	(611)	(21)

Net (Decrease) Increase in Cash & Cash Equivalents	(2,044)	(2,702)	(7,772)	87

Cash and Cash Equivalents:
Beginning of Period	19,967	22,545	25,695	19,756
End of Period	$17,923	$19,843	17,923	$19,843